EXHIBIT 11.1

                    UNITED WASTE SYSTEMS, INC.
      STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                       Six Months              Six Months
                                          Ended                     Ended
                                   June 30, 1997             June 30, 1996
Primary:
Net income                         $  23,848,967             $  12,866,735

Historical weighted average
  Common shares outstanding           41,959,260                36,875,396
Dilution of common stock options
  and warrants (1)                     2,205,364                 2,705,654
Weighted average common shares
  outstanding                         44,164,624                39,581,050
Earnings per common share                   $.54                      $.33

                                 Three Months                 Three Months
                                     Ended                       Ended
                                 June 30, 1997                June 30, 1996

Net income                 $        15,014,105         $         7,089,151

Historical weighted average
  Common shares outstanding         43,472,092                   37,039,354
Dilution of common stock
  options and warrants(1)            2,220,847                    2,668,063
Weighted average of common
  shares outstanding                45,692,939                   39,707,417
Earnings per common share                 $.33                         $.18

--------------------
(1)  Based upon the treasury stock method

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                                                                EXHIBIT 11.1

                        UNITED WASTE SYSTEMS, INC.
           STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS


                                                      Six Months
                                                       Ended
                                                   June 30, 1997

Fully Diluted:
Net income                                     $         23,848,967
  Interest on convertible debt                            2,030,063
  Earnings available to common stockholders    $         25,879,030

Historical weighted average
  Common shares outstanding                              41,959,260
Dilution of common stock options and warrants(1)          2,474,899
Assumed conversion of convertible debt                    4,615,385
Weighted average common shares outstanding               49,049,544
Earnings per common shares                                     $.53


                                                   Three Months
                                                       Ended
                                                   June 30, 1997
Net income                                     $         15,014,105
  Interest on convertible debt                            1,015,031
  Earnings available to common stockholders    $         16,029,136

Historical weighted average
  Common shares outstanding                              43,472,092
Dilution of common stock options and warrants(1)          2,474,899
Assumed conversion of convertible debt                    4,615,385
Weighted average common shares outstanding               50,562,376
Earnings per common share                                      $.32

--------------
(1)  Based upon the treasury stock method